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                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
                    WAIVER OF SURRENDER CHARGE ENDORSEMENT

This endorsement is effective on the Contract Date. It amends the Contract Value Benefits section by adding the following:

Waiver of Surrender Charge in the Event of Terminal Illness

We will waive the surrender charge for surrender of one or more withdrawals if:

      . any Annuitant has been diagnosed with a terminal illness by a licensed physician; and

      . which a licensed physician certifies is expected to result in death within 12 months of the certification; and

      .   the diagnosis was made at least one year after the Contract Date; and

      .   the surrender or withdrawal occurs after diagnosis; and

      . we receive satisfactory proof that the Annuitant has a terminal illness.

Satisfactory proof will include a properly completed claim form and a written statement from a licensed physician. The licensed physician must be someone other than you, the Annuitant, or an Annuitant(s)'s relative. We reserve the right to obtain a second medical opinion at our expense.

For Genworth Life and Annuity Insurance Company,

                             /s/ Pamela S. Schutz
                           -------------------------
                                   President

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